Exhibit 99.1

GENCOR RELEASES THIRD QUARTER FISCAL 2016 RESULTS

August 9, 2016 (PRIME NEWSWIRE)—Gencor Industries, Inc. (Nasdaq: GENC) announced today net revenue for the quarter ended June 30, 2016 increased 81.6% to $19.9 million from $10.9 million for the quarter ended June 30, 2015. Gross margin increased to 25.9% for the quarter ended June 30, 2016 from 21.9% for the quarter ended June 30, 2015. Selling, general and administrative (“SG&A”) expenses increased 16.2% to $1,979,000 for the quarter ended June 30, 2016, from $1,703,000 for the quarter ended June 30, 2015. Increased sales expenses due to higher sales volume and trade show expenses, contributed to the increased SG&A expenses. Operating income for the quarter ended June 30, 2016 was $2,793,000 compared to $345,000 for the quarter ended June 30, 2015. Operating margin was 14.1% for the quarter ended June 30, 2016 compared to 3.2% for the quarter ended June 30, 2015.

The Company had non-operating income of $563,000 for the quarter ended June 30, 2016 compared to non-operating income of $77,000 for the quarter ended June 30, 2015. Net income was $2.1 million, or $0.22 per basic and diluted share, for the quarter ended June 30, 2016, compared to $0.3 million, or $0.03 per basic and diluted share, for the quarter ended June 30, 2015.

For the nine months ended June 30, 2016, the Company had net revenue of $55.2 million and net income of $5.3 million ($0.56 per basic share and $0.55 per diluted share) versus net revenue of $31.0 million and net income of $0.4 million ($0.04 per basic and diluted share) for the nine months ended June 30, 2015.

At June 30, 2016, the Company had $96.5 million in cash and marketable securities compared to $95.5 million at September 30, 2015. Net working capital was $112.2 million at June 30, 2016. The Company has no short or long term debt.

E.J. Elliott, Gencor’s CEO & Chairman, commented, “I am pleased to report another quarter of significant growth for Gencor. Revenues increased over 80% in the third quarter and 78% for the first nine months of fiscal 2016. Demand for Gencor’s equipment continues to be robust. Gross margins remain solid even though pricing is very competitive. SG&A as a percentage of revenue has dropped notably as a result of maintaining tight controls on general and administrative expenses. We have increased sales efforts to capitalize on the greatly improved outlook for the domestic highway construction industry.

After the quarter ended, we shipped asphalt plants which were subsequently billed and collected in July. Revenue from the sale of these plants was recognized during the third quarter of fiscal 2016.

A substantial portion of the $21 million current backlog will be recognized in the fourth quarter. In the fourth quarter of fiscal 2015 we reported revenues of $8.2 million. Thus, we are optimistic that the fourth quarter of 2016 will be another quarter of solid growth. Furthermore, we have secured favorable raw material pricing contracts for the fourth quarter and going into fiscal 2017. Therefore, we expect fourth quarter gross margins to be consistent with the most recent quarters.

Quoting activity for fiscal 2017 deliveries looks encouraging. We continue to ramp up our operations to meet the increased demand for our equipment.”

Gencor Industries, Inc. is a diversified heavy machinery manufacturer of equipment used in the production of highway construction materials, synthetic fuels, and environmental control machinery and equipment used in a variety of industrial applications.

Caution Concerning Forward Looking Statements—This press release and our other communications and statements may contain “forward-looking statements,” including statements about our beliefs, plans, objectives, goals, expectations, estimates, projections and intentions. These statements are subject to significant risks and uncertainties and are subject to change based on various factors, many of which are beyond our control. The words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “target,” “goal,” and similar expressions are intended to identify forward-looking statements. All forward-looking statements, by their nature, are subject to risks and uncertainties. Our actual future results may differ materially from those set forth in our forward-looking statements. For information concerning these factors and related matters, see our Annual Report on Form 10-K for the year ended September 30, 2015; (a) “Risk Factors” in Part I, Item 1A and (b) “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II, Item 7. However, other factors besides those referenced could adversely affect our results, and you should not consider any such list of factors to be a complete set of all potential risks or uncertainties. Any forward-looking statements made by us herein speak as of the date of this press release. We do not undertake to update any forward-looking statement, except as required by law.

Contact:	Eric Mellen, Chief Financial Officer
407-290-6000